UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No.)
Filed by Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for use of the Commission only (only as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

ENHANCED GROUP INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION
NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT
ENHANCED GROUP INC.
169 Madison Avenue, Suite 15101, New York, NY 10016
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.
Dear Shareholders:
This notice of written consent and accompanying information statement (the “Information Statement”) are being furnished on or about October [8], 2026, by the board of directors (the “Board”) of Enhanced Group Inc., a Texas corporation (“we”, “our”, or the “Company”), to the holders of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), as of the close of business on September 25, 2026 (the “Record Date”), for informational purposes and notice requirements only pursuant to (i) Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, and (ii) Section 6.202(d) of the Texas Business Organizations Code (the “TBOC”).
The accompanying Information Statement is being furnished to inform you of action taken by written consent in lieu of a meeting on September 28, 2026 (the “Written Consent”), by the holder of a majority of the voting power of the Company’s issued and outstanding Common Stock entitled to vote thereon (the “Consenting Shareholder”), approving an amendment to the Company’s certificate of formation (the “Charter”), as amended from time to time, to effect a reverse stock split of the Company’s Common Stock by a ratio of one-for-ten (the “Reverse Stock Split”). The Reverse Stock Split will apply to both the Class A Common Stock and the Class B Common Stock at the same one-for-ten ratio.
As of the close of business on the Record Date, the Consenting Shareholder, Enhanced Holdings LP, acting through its nominee and the record holder of the shares, Apeiron Investment Group Limited, which is the controlling shareholder of the Company, beneficially owned 43,343,818 issued and outstanding shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock, representing approximately 96.6% of the voting power of the Company’s issued and outstanding Common Stock, on a combined basis.
The Reverse Stock Split will be effected at such time and date as determined by the Board, but in no event earlier than the twentieth (20th) day after this Information Statement is provided to the Company’s shareholders of record in accordance with Rule 14c-2 under the Exchange Act. This notice and the accompanying Information Statement are being mailed on or about October [8], 2026, to the Company’s shareholders of record as of the Record Date. No action is required by you.
The Written Consent that we have received approving the actions described herein constitutes the only shareholder approval required under the TBOC, the Charter, and the bylaws of the Company (the “Bylaws”). Accordingly, the Reverse Stock Split will not be submitted to the other shareholders of the Company for a vote. The Board is not soliciting your proxy or consent in connection with the Reverse Stock Split, and no proxies or consents are being requested from shareholders. Any proxies or consents provided will be disregarded and have no effect.

BY ORDER OF THE BOARD OF DIRECTORS OF ENHANCED GROUP INC.

/s/ Maximilian Martin
Maximilian Martin, Chief Executive Officer
Place: [●]
Date: [●]

ENHANCED GROUP INC.
169 Madison Avenue, Suite 15101
New York, NY 10016

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

ABOUT THIS INFORMATION STATEMENT

General
This Information Statement is being furnished by Enhanced Group Inc., a Texas corporation (“we,” “our,” or the “Company”), in connection with action taken by written consent on September 28, 2026 (the “Written Consent”), by the holder of a majority of the voting power of the Company’s issued and outstanding Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), entitled to vote thereon (the “Consenting Shareholder”), approving an amendment (the “Amendment”) to the Company’s certificate of formation (the “Charter”), as amended from time to time, to effect a reverse stock split of the Company’s Common Stock by a ratio of one-for-ten, with such action to be effected at such time and date as determined by the Board of Directors (the “Board”), but in no event earlier than the twentieth (20th) day after this Information Statement is mailed or furnished to the shareholders of record (the “Reverse Stock Split”).

On September 28, 2026, the Consenting Shareholder, Enhanced Holdings LP, acting through its nominee and the record holder of the shares, Apeiron Investment Group Limited, the controlling shareholder of the Company, which beneficially owned, as of the close of business on September 25, 2026 (the “Record Date”), 43,343,818 issued and outstanding shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock, representing approximately 96.6% of the voting power of the Company’s issued and outstanding Common Stock, on a combined basis, executed and delivered to the Company the Written Consent approving the Amendment to effect the Reverse Stock Split.

The form of Amendment is attached to this Information Statement as Appendix A.

The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s shareholders of the action described above before it takes effect in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required pursuant to Section 6.202(d) of the Texas Business Organizations Code (the “TBOC”). In accordance with Rule 14c-2 under the Exchange Act, the actions described herein will become effective no earlier than the 20th calendar day after the date on which this Information Statement has been provided to the Company’s shareholders. This notice and the accompanying Information Statement are being mailed on or about October [8], 2026, to the Company’s shareholders of record as of the Record Date.

Vote Required

As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of at least a majority of the voting power of the Company’s issued and outstanding Common Stock entitled to vote thereon, we are not seeking any consent, authorization, or proxy from you.

Section 6.202 of the TBOC, Article V.I of the Charter, and Section 3.8 of the bylaws of the Company (the “Bylaws”) provide that any action required or permitted to be taken by the shareholders of the Company may be taken without a meeting of shareholders by the written consent of the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action taken in the Written Consent was authorized in accordance with those provisions. Pursuant to Sections 21.364 and 21.365(a) and (b)(2) of the TBOC and Articles IV.A.1(a) and (c) and X of the Charter, the adoption of the Amendment requires the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon, voting together as a single class. In accordance with Section 21.365(b)(2) of the TBOC, Article IV.A.1(a) and (c) of the Charter eliminates the requirement for a separate vote of the Class A Common Stock or Class B Common Stock on the Amendment.

Pursuant to the Charter, holders of the Company’s Common Stock are entitled to one vote per share of the Class A Common Stock and ten votes per share of the Class B Common Stock. As of the close of business on the Record Date, 136,816,367 shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock were issued and outstanding. As of the close of business on the Record Date, the Consenting Shareholder, Enhanced Holdings LP, acting through its nominee and the record holder of the shares, Apeiron Investment Group Limited, the controlling shareholder of the Company, beneficially owned 43,343,818 issued and outstanding shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock, representing 2,631,723,148 votes, or approximately 96.6% of the voting power of the Company’s issued and outstanding Common Stock, on a combined basis. Accordingly, the Written Consent executed and delivered to the Company by the Consenting Shareholder pursuant to Sections 21.364, 21.365(a) and (b)(2), and 6.202 of the TBOC and Articles IV.A.1(a) and (c), V.I, and X of the Charter, and Section 3.8 of the Bylaws is sufficient to approve the Amendment and, thus, the Reverse Stock Split without any further shareholder vote or other action.

Interest of Certain Persons in or in Opposition to Matters to be Acted Upon

Except in their capacity as shareholders (which interest does not differ from that of the other holders of the Common Stock), none of our officers, directors, or any of their respective affiliates or associates will have any interest in the Reverse Stock Split or the Amendment. No director has opposed the Reverse Stock Split or the Amendment.

No Dissenter’s Rights of Appraisal

None of the TBOC, the Charter or the Bylaws provides for dissenters’ rights of appraisal in connection with the Reverse Stock Split described in this Information Statement, and we will not independently provide our shareholders with any such rights.

Expenses

We will bear all expenses in connection with the distribution of this Information Statement.

AMENDMENT TO THE CHARTER TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

On September 25, 2026, the Board approved, and recommended that the shareholders of the Company entitled to vote thereon approve, via written consent, the Amendment to the Charter to effect a reverse stock split of the issued and outstanding Common Stock by a ratio of one-for-ten. On September 28, 2026, the Consenting Shareholder (i.e., the holder of a majority of the voting power of the Company’s issued and outstanding Common Stock entitled to vote thereon) approved the Amendment and therefore the Reverse Stock Split by means of the Written Consent.

The Reverse Stock Split ratio will be used to effect a reverse stock split of all issued and outstanding Common Stock, and will apply to the Class A Common Stock and the Class B Common Stock alike at the same one-for-ten ratio; accordingly, all shareholders will be affected by the Reverse Stock Split uniformly. The Reverse Stock Split will not change the number of authorized shares of Common Stock of either class, the terms of the Company’s Common Stock, or the relative voting power of the Company’s shareholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of the Company’s Common Stock will materially increase, and, as described below, the resulting authorized but unissued shares of Class A Common Stock will be available for issuance by the Company. The Reverse Stock Split will not affect the par value per share of either class.

The Board has the authority, but not the obligation, to elect, in its sole discretion, without further action on the part of the Company’s shareholders and as it determines to be in the best interests of the Company and its shareholders, to effect the Reverse Stock Split. The Board believes that enabling the Board to decide whether and when to effect the Reverse Stock Split without further action by the Company’s shareholders will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for its shareholders. In making these decisions, the Board may consider, among other things, factors such as:
•the number of outstanding shares of the Company’s Common Stock;
•the historical trading price and trading volume of the Class A Common Stock;
•the then-prevailing trading price and trading volume of the Class A Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for the Class A Common Stock; and
•prevailing general market and economic conditions.

If the Board determines to effect the Reverse Stock Split, the Company will file the Amendment with the Secretary of State of the State of Texas. The effective time of the Reverse Stock Split (the “Effective Time”), if effected, will be the date and time on which the Amendment is filed with the Secretary of State of the State of Texas (subject to any specific future time and date of effectiveness stated therein) in accordance with Sections 4.002 and 4.051 of the TBOC, but in no case will the Effective Time be earlier than the 20th calendar day after the date on which this Information Statement has been provided to the Company’s shareholders.

This description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Appendix A to this Information Statement and incorporated herein by reference. You are strongly encouraged to read the actual text of the Amendment. The proposed Amendment is subject to revision for such changes as may be required by the TBOC and any other changes consistent with the approved terms of the Reverse Stock Split, as approved by the Board and the Consenting Shareholder, that the Company may deem necessary or appropriate.

If the Reverse Stock Split is effected by the Board, (i) each ten (10) shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Stock Split will be combined into one (1) share of Class A Common Stock and (ii) each ten (10) shares of Class B Common Stock issued and outstanding immediately prior to the Reverse Stock Split will be combined into one (1) share of Class B Common Stock. No fractional shares will be issued in the Reverse Stock Split. Any fractional share of Common Stock to which a holder would otherwise be entitled as a result of the Reverse Stock Split will be rounded up to the nearest whole share of Common Stock. See the section below titled “Fractional Shares” for more information.

Whether or not the Amendment is filed and the exact timing of the filing of the Amendment that will effect the Reverse Stock Split will be determined by the Board in its sole discretion. The Reverse Stock Split is expected to take effect on or about October [28], 2026, or such later date as the Board determines to be in the best interests of the Company and its shareholders, but in no event earlier than the twentieth (20th) day after this Information

Statement is mailed or furnished to the shareholders of record. At any time prior to the effectiveness of the filing of the Amendment with the Texas Secretary of State, notwithstanding authorization of the Amendment by the Company’s shareholders, the Board may abandon the Amendment without further action by the Company’s shareholders.

Reasons for the Reverse Stock Split

The Company believes that the Reverse Stock Split, if effected, could enhance the marketability and attractiveness of the Common Stock to a broader range of institutional and other investors. A higher per-share trading price may enable the Company’s Common Stock to meet the investment criteria of certain institutional investors, investment funds and other market participants that may have policies or practices that could be satisfied following the effectiveness of the Reverse Stock Split. The Reverse Stock Split could therefore broaden the potential investor base for the Company’s Common Stock, increase investor interest and participation, and potentially enhance trading volume and liquidity.

The Company also believes that a higher per-share trading price could increase the visibility and market profile of the Common Stock among brokerage firms, analysts and other members of the investment community. In addition, because transaction costs and brokerage commissions can represent a greater percentage of the value of transactions involving lower-priced securities, an increased per-share price could make trading in the Common Stock more attractive and cost-effective for investors. Taken together, these factors could support a more active and efficient market for the Company’s Common Stock as the Company continues to execute its business strategy and pursue opportunities for growth.

The Reverse Stock Split is not being effected in response to any notice of non-compliance with, or in order to regain compliance with, the continued listing standards of NYSE.

The Company may explore additional financing opportunities or strategic transactions that would require the issuance of additional shares of Common Stock. The Board believes that maintaining the existing authorized share amounts will provide the Company with flexibility to issue shares for general corporate purposes, including potential acquisitions, financings, equity compensation and other strategic transactions, subject to applicable law and the rules of the NYSE.

Risks and Potential Disadvantages Associated with a Reverse Stock Split

The Board believes that the Reverse Stock Split is a potentially effective means to increase the per share market price of the Common Stock and thus make the stock more attractive to a broader range of investors. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including the following:

•The Board cannot predict the effect of a reverse stock split upon the market price for the Common Stock, and the success of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Recently, the market price of the Common Stock has declined substantially, and the equity markets have experienced and continue to experience substantial volatility due to, among other factors, volatility in the financial sector and heightened global geopolitical tensions and related macroeconomic uncertainty. The principal purpose of the Reverse Stock Split would be to increase the trading price of the Common Stock. However, the effect of the Reverse Stock Split, if effected, on the market price of the Common Stock cannot be predicted with any certainty, and the Company cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. Even if the Reverse Stock Split has a positive effect on the market price for the Common Stock, the performance of the Company’s business and financial results, general economic conditions, the market perception of the Company’s business, and other adverse factors that may not be within the Company’s control could lead to a decrease in the price of the Common Stock following the Reverse Stock Split.
•Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will successfully attract certain types of investors, and such resulting share price may not satisfy the investing guidelines of brokerage houses, institutional investors, or investment funds. Further, other factors, such as the Company’s financial results, market conditions, and the market perception of the Company’s business, may adversely affect the interest of new investors in the Common Stock. As a result, the trading liquidity of the Common Stock may not improve as a result of the Reverse Stock Split, and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.
•Even if the Reverse Stock Split does result in an increased market price per share of the Common Stock, the market price per share following such Reverse Stock Split may not increase in proportion to the reduction of the number of shares of Common Stock outstanding before the implementation of the Reverse Stock Split. Accordingly, even with an increased market price per share, the total market capitalization of the shares of Common Stock after the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split. Also, even if there is an initial increase in the market price per share of the Common Stock after the Reverse Stock Split, the market price may not remain at that level due to factors described in this Information Statement or other factors, including the risks described in the Company’s prospectus dated September 4, 2026, and in our reports filed with the SEC under the Exchange Act, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as those disclosures may be updated or supplemented by subsequent filings.
•If the Reverse Stock Split is effected and the market price of the Common Stock then declines, the decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split due to decreased liquidity in the market for the Common Stock.
•Because the number of authorized shares of our Common Stock will not be reduced, the Reverse Stock Split will result in an effective increase in the authorized number of shares of our Common Stock. The effective increase in authorized number of shares of our Common Stock will not have any immediate effect on the rights of existing shareholders. However, future issuance of shares of Class A Common Stock or securities exercisable for or convertible into shares of Class A Common Stock could have a dilutive effect on our earnings per share, book value per share, and the voting rights of shareholders and could have a negative effect on the price of our Common Stock. The Consenting Shareholder’s approximately 96.6% voting power will remain substantially unchanged following the Reverse Stock Split, allowing it to continue to control substantially all shareholder decisions, including by written consent without the support of other shareholders. Its interests may conflict with those of other Class A shareholders, and this concentration of control could discourage transactions they consider beneficial.

Effects of the Reverse Stock Split
The principal result of the Reverse Stock Split will be to decrease proportionately the number of outstanding shares of Common Stock. The Common Stock is currently registered under Section 12 of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. Following the Reverse Stock Split, it is expected that the Class A Common Stock would continue to be listed on NYSE under the symbol “ENHA”. Following the Reverse Stock Split, the Common Stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify equity securities. Stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

The Reverse Stock Split would affect all holders of the Company’s Common Stock uniformly and would not affect any shareholder’s percentage ownership interest or proportionate voting power in the Company, except that, as described below in the section titled “Fractional Shares,” any fractional share of Common Stock to which a holder would otherwise be entitled as a result of the Reverse Stock Split would be rounded up to the nearest whole share of Common Stock.

If effected, the Reverse Stock Split may result in some shareholders owning “odd lots” of fewer than 100 shares of Class A Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

As of the close of business on the Record Date, 136,816,367 shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock were issued and outstanding, representing 395,654,300 shares of Common Stock in the aggregate. Based on those amounts and without giving effect to the treatment of fractional shares, after giving effect to the Reverse Stock Split at a ratio of one-for-ten, the Company would have approximately 13,681,637 shares of Class A Common Stock and 25,883,793 shares of Class B Common Stock issued and outstanding, representing approximately 39,565,430 shares of Common Stock in the aggregate. The actual number of shares issued and outstanding following the Reverse Stock Split will be slightly higher as a result of the rounding up of fractional shares. The Reverse Stock Split will not affect the number of authorized shares of either class, which will remain 310,000,000 shares of Class A Common Stock and 330,000,000 shares of Class B Common Stock, or the par value per share of either class. Accordingly, the number of authorized but unissued shares of Class A Common Stock available for issuance by the Company would increase from 173,183,633 shares immediately prior to the Reverse Stock Split to approximately 296,318,363 shares immediately following the Reverse Stock Split, before giving effect to the rounding up of fractional shares. Pursuant to Article IV.A.1(b)(i) of the Charter, no additional shares of Class B Common Stock may be issued or authorized for issuance by the Company; accordingly, the authorized but unissued shares of Class B Common Stock resulting from the Reverse Stock Split will not be available for issuance, except as provided in the Amendment for rounding purposes. The Reverse Stock Split will not alter the existing cancellation provisions or transfer restrictions applicable to Class B Common Stock under the Charter.

The Company is authorized to issue 100,000,000 shares of preferred stock, none of which were outstanding as of the close of business on the Record Date. The Reverse Stock Split will not affect the preferred stock.

Although the Reverse Stock Split will not have any dilutive effect on the Company’s shareholders, because the Reverse Stock Split will not reduce the number of authorized shares of Common Stock, it would reduce the proportion of shares owned by the Company’s existing shareholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. Because Article IV.A.1(b)(i) of the Charter provides that no additional shares of Class B Common Stock may be issued or authorized for issuance by the Company, that effective increase is limited to shares of Class A Common Stock. The Board from time to time may deem it to be in the best interests of the Company and its shareholders to enter into transactions and other ventures that may include the issuance of shares of Class A Common Stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of the Company’s existing shareholders may be greater than would occur had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require shareholder approval, and the Board generally seeks the approval of the Company’s shareholders in connection with a proposed issuance only if required at that time.

The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act. The Reverse Stock Split is not intended to modify the rights of existing shareholders in any material respect.

Fractional Shares

No fractional shares will be issued in the Reverse Stock Split. If the Reverse Stock Split is effected, each fractional share of Class A Common Stock and Class B Common Stock resulting from the Reverse Stock Split will be rounded up to the nearest whole share of Class A Common Stock or Class B Common Stock, respectively. The Amendment expressly permits the issuance of the additional shares of Class B Common Stock necessary to effect such rounding up, notwithstanding the general restrictions on the issuance of Class B Common Stock in Article IV.A.1(b)(i) of the Charter. Accordingly, shareholders of the Company who otherwise would be entitled to receive a fractional share of Common Stock in the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead automatically be entitled to receive one whole additional share of Class A Common Stock or Class B Common Stock, as applicable. Because any fractional shares will be rounded up to the nearest whole share, the Reverse Stock Split is not expected to affect the number of holders of the Company’s Common Stock.

For shares held through The Depository Trust Company (“DTC”), fractional share interests will be determined, and rounding will be effected, at the DTC-participant level. Brokers, banks, and other nominees holding shares in “street name” will be instructed to effect the Reverse Stock Split for their beneficial holders but may apply their own procedures in processing the Reverse Stock Split. Beneficial holders should contact their broker, bank, or other nominee regarding the treatment of fractional share interests. For further reference on the treatment of fractional shares, see Appendix A in this Information Statement.

Potential Anti-takeover Effects of the Reverse Stock Split

Although the Reverse Stock Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of Class A Common Stock available for issuance following the Reverse Stock Split, and thus could in principle facilitate efforts by the Company to resist a change in control, including transactions in which the shareholders might otherwise receive a premium for their shares over then-current market prices. The Company does not expect this effect to be material, however, because a change in control may not be effected without the support of the Consenting Shareholder, which holds approximately 96.6% of the voting power of the Company’s issued and outstanding Common Stock. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value, or that they will not adversely affect the Company’s business or the trading price of the Class A Common Stock.

Effect of the Reverse Stock Split on Equity Incentive Plans, Options, and Warrants

Based upon the reverse stock split ratio of one-for-ten determined by the Board, proportionate adjustments will be made to the number of shares of Class A Common Stock issuable upon the exercise or settlement, as applicable, of outstanding options, restricted stock units, other equity awards (including any unsettled Top-Up Awards), and warrants, including our PIPE Warrants, SAFE Warrants, and consultant warrants, in accordance with their respective terms. The per-share exercise or purchase price of outstanding options, warrants, and other purchase rights, as applicable, will be proportionately increased. These adjustments will result in the aggregate exercise or purchase price remaining substantially unchanged, subject to applicable rounding and fractional-share provisions.

The number of shares reserved for issuance pursuant to these securities and under our equity incentive plans and Employee Stock Purchase Plan, including shares available for future awards or purchases, and applicable share-based plan limits will also be proportionately adjusted. All such adjustments, including any required adjustments to share-price-based thresholds, will be made in accordance with the terms of the applicable plan, award agreement, or warrant.

At the Effective Time, the number of shares of Class A Common Stock remaining available for issuance or resale under the Company’s registration statements on Form S-8 and Form S-1 will be proportionately reduced to reflect the one-for-ten Reverse Stock Split, subject to applicable fractional-share adjustments. Those registration statements will cover the corresponding number of post-Reverse Stock Split shares of Class A Common Stock.
Reduction in Stated Capital

Although the Reverse Stock Split would not affect the par value of our Common Stock per share, the number of outstanding shares of our Common Stock would decrease in accordance with the Reverse Stock Split ratio, and as a result, upon the Effective Time, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the one-for-ten ratio of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares. The additional paid-in capital account will be credited with the amount by which the stated capital is reduced and our shareholders’ equity, in the aggregate, will remain unchanged.

Following the Reverse Stock Split, reported per share net income or loss would be higher because there would be fewer shares of our Common Stock outstanding, and we would retrospectively adjust historical per share amounts in our future financial statements for comparability.

Procedures

The Reverse Stock Split, if effected, would become effective at the Effective Time. Before implementing the Reverse Stock Split, the Company will notify the NYSE in accordance with its requirements and issue a press release announcing the effective date and time, the date on which the Class A Common Stock will begin trading on a split-adjusted basis, and its new CUSIP number. Following are descriptions of how the Reverse Stock Split would be effected for beneficial holders, registered book-entry holders, and certificated holders.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, the Company intends to treat shares held by shareholders through a bank, broker, or other agent in the same manner as registered shareholders whose shares are registered in their names, except that, as described above under “Fractional Shares,” fractional share interests will be determined, and rounding will be effected, at the DTC-participant level. Banks, brokers, and other agents would be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of Common Stock in street name. However, these banks, brokers, and other agents may have different procedures than registered shareholders for processing the Reverse Stock Split. Shareholders who hold shares of Common Stock with a bank, broker, or other agent and who have any questions in this regard are strongly encouraged to contact their banks, brokers, or other agents for more information.

Registered “Book-Entry” Holders of Common Stock

Certain registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with Computershare Trust Company, N.A. (“Computershare”), the Company’s transfer agent. If the Reverse Stock Split is effected, shareholders who hold shares electronically in book-entry form with Computershare will not need to take any action to receive whole shares of post-Reverse Stock Split Common Stock, as the exchange will be automatic.

Holders of Certificated Shares of Common Stock

If the Reverse Stock Split is effected, shareholders holding shares of Common Stock in certificated form would be sent instructions by Computershare after the Effective Time indicating how a shareholder should surrender their certificate(s) representing shares of Common Stock (the “Old Certificates”) to Computershare in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock, as applicable (the “New Certificates”). No New Certificates would be issued to a shareholder until such shareholder has surrendered all Old Certificates to Computershare in accordance with its instructions. No shareholder would be required to pay a transfer or other fee to exchange their Old Certificates. Shareholders would then receive one or more New Certificates representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, the Company would deem outstanding Old Certificates held by shareholders to be cancelled and to represent only the number of whole shares of post-Reverse Stock Split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer, or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on it, the New Certificate would be issued with the same restrictive legend that is on the Old Certificate. If the Reverse Stock Split is effected, the Company expects that Computershare would act as the exchange agent for purposes of implementing the exchange of stock certificates. No service charges would be payable by holders of shares of Common Stock in connection with the exchange of certificates. The Company would bear all such expenses.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S). SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) FOR EXCHANGE UNLESS AND UNTIL REQUESTED TO DO SO, AND THEN STOCK CERTIFICATES SHOULD BE SUBMITTED ONLY IN THE MANNER INSTRUCTED. STOCK CERTIFICATES SHOULD NOT BE SUBMITTED DIRECTLY TO THE COMPANY.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes, as of the date of this Information Statement, certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary addresses the tax consequences only to a U.S. holder, which is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code, as defined below) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.
This summary does not address all of the tax consequences that may be relevant to any particular U.S. holder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for federal income tax purposes or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary does not address backup withholding and information reporting. This summary does not address U.S. holders who beneficially own Common Stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local or foreign laws, or under federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Each U.S. holder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any foreign, state, or local income tax consequences.

General Tax Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, it is intended to qualify as a “reorganization” under Section 368(a)(1)(E) of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, except as discussed below with respect to the rounding of fractional shares, a U.S. holder generally is not expected to recognize gain or loss upon the exchange of our Common Stock as a result of the Reverse Stock Split. Subject to the discussion below regarding fractional shares, a U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal such U.S. holder’s aggregate tax basis in the shares of our Common Stock that such U.S. holder owned immediately prior to the Reverse Stock Split. Subject to the same qualification, the holding period for the shares of Common Stock received pursuant to the Reverse Stock Split should include the period during which a U.S. holder held the shares of our Common Stock that were surrendered in the Reverse Stock Split. The United States Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the Reverse Stock Split. U.S. holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above in the section titled “Fractional Shares,” fractional shares of the Common Stock will not be issued in connection with the Reverse Stock Split. Fractional share entitlements will be rounded up to the next whole share of the applicable class at the record holder level or, for shares held through DTC, at the DTC participant level. The U.S. federal income tax consequences of receiving an additional fractional interest in a share of Common Stock as a result of such rounding are not clear. A U.S. holder who receives one whole share of our Common Stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such U.S. holder was otherwise entitled. We are not making any representation as to whether the receipt of one whole share in lieu of a fractional share will result in income or gain to any U.S. holder, and U.S. holders are urged to consult their own tax advisors as to the possible tax consequences, including the effect on the U.S. holder’s adjusted tax basis and holding period, of receiving a whole share in lieu of a fractional share in the Reverse Stock Split. In addition, backup withholding may apply to a U.S. holder who receives a whole share of our Common Stock in lieu of a fractional share unless such U.S. holder provides the exchange agent with appropriate documentation that backup withholding is not required.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT CONSTITUTE A TAX OPINION. EACH U.S. HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of September 25, 2026, unless otherwise noted below for the following:
•each person, or group of affiliated persons, whom we know to beneficially own more than 5% of our Common Stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Shares of Common Stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within 60 calendar days as of September 25,2026.

Name of Beneficial Owner(1)	Class A Shares	% of Class A Shares(2)	Class B Shares	% of Class B Shares(2)	% of Outstanding Voting Power(3)
5% Shareholders
Enhanced Holdings LP (acting through Apeiron Investment Group Limited)(4)	48,697,705	34.3%	258,837,933	100%	96.6%
Maximilian Martin(5)	13,205,221	9.5%	—	—	0.4%
Aron D’Souza	7,602,125	5.6%	—	—	0.3%
A SPAC IV (Holdings) Corp(6)	7,116,667	5.2%	—	—	0.3%
All 5% Shareholders as a group	76,621,718	53.2%	258,837,933	100%	97.6%

Directors and Executive Officers
James Simpson	—	—	—	—	—
Maximilian Martin(5)	13,205,221	9.5%	—	—	0.4%
Siddhartha Banthiya(7)	166,296	0.1%	—	—	—
Rick Adams(8)	365,855	0.3%	—	—	—
Dr. Juliette Han	—	—	—	—	—
Anthony D. Eisenberg	—	—	—	—	—
Michael Sepso	—	—	—	—	—
All directors and executive officers as a group (7 individuals)	13,737,372	9.9%	—	—	0.4%

* Represents less than 0.1%
(1) Unless otherwise indicated the business address of each of the individuals is 169 Madison Avenue, Suite 15101, New York, NY 10016.
(2) Percentage is based on 136,816,367 shares of the Company’s Class A Common Stock and 258,837,933 shares of the Company’s Class B Common Stock issued and outstanding, as to each individual listed, adjusted as needed for derivative securities held by such shareholders. Figures are rounded to the nearest tenth of a percent.
(3) Percentage is based on 136,816,367 shares of the Company’s Class A Common Stock, each carrying one vote, and 258,837,933 shares of the Company’s Class B Common Stock, each carrying ten votes, issued and outstanding. Does not include derivative securities held by shareholders since such securities do not have voting rights. Figures are rounded to the nearest tenth of a percent.
(4) Enhanced Holdings LP holds 258,837,933 shares of Class B Common Stock (10 votes per share) and 43,343,818 shares of Class A Common Stock (1 vote per share), and holds 5,353,887 warrants exercisable for 5,353,887 shares of Class A Common Stock within 60 days of September 25, 2026, representing in the aggregate approximately 96.6% of the total voting power of the outstanding shares of Common Stock as of September 25,

2026. Apeiron Investment Group Limited is the nominee and controlling shareholder acting on behalf of Enhanced Holdings LP. Christian Angermayer is the sole voting shareholder of Apeiron Investment Group Limited, which in turn controls Enhanced Holdings GP, a Cayman Islands exempted company, which is the general partner of Enhanced Holdings LP. As a result, each of the foregoing entities and Mr. Angermayer may be deemed to share beneficial ownership over the securities held directly by Enhanced Holdings LP. The address of Enhanced Holdings LP is 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands.
(5) Consists of (i) 11,437,290 shares of Class A Common Stock held directly by Mr. Martin and (ii) 1,285,347 shares of Class A Common Stock issuable upon the exercise of PIPE warrants that are held by Mr. Martin exercisable within 60 days of September 25, 2026 as well as (iii) 482,584 shares of Class A Common Stock issuable upon the exercise of options held by Mr. Martin that are exercisable within 60 days of September 25, 2026.
(6) A SPAC IV (Holdings) Corp. is a British Virgin Islands company. Claudius Tsang is the sole director of A SPAC IV (Holdings) Corp. and has voting and investment discretion with respect to the securities held of record by A SPAC IV (Holdings) Corp. As a result, Claudius Tsang may be deemed to share beneficial ownership over the securities held directly by A SPAC IV (Holdings) Corp. The address of each of A SPAC IV (Holdings) Corp. and Claudius Tsang is The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong.
(7) Consists of 166,296 shares of Class A Common Stock issuable upon the exercise of options held by Mr. Banthiya that are exercisable within 60 days of September 25, 2026.
(8) Consists of 365,855 shares of Class A Common Stock issuable upon the exercise of options held by Mr. Adams that are exercisable within 60 days of September 25, 2026.

HOUSEHOLDING

The SEC has adopted rules that permit companies to deliver a single copy of shareholder materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of this Information Statement may have been sent to multiple shareholders in your household. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 169 Madison Avenue, Suite 15101, New York, NY 10016, attention: Siddhartha Banthiya, Chief Financial Officer, and the Company will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Please read all sections of this Information Statement carefully. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q with the SEC. Reports and other information filed electronically by the Company with the SEC, including this Information Statement and Appendix A, are available free of charge through the SEC’s EDGAR database at www.sec.gov. The Company’s filings are also available to you free of charge at the Company’s website at https://investors.enhanced.com. The information found on our website is not part of this Information Statement or any other report we file with, or furnish to, the SEC.

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF FORMATION OF
Enhanced Group Inc.

[Separately Attached]

Certificate of Amendment

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), Enhanced Group Inc., a Texas corporation (the “Corporation”), hereby adopts the following Certificate of Amendment to its Certificate of Formation:

SECTION ONE
ENTITY INFORMATION

The name of the filing entity is Enhanced Group Inc.
The file number issued to the Corporation by the Secretary of State of the State of Texas is 806583633.
The date of formation of the Corporation is May 6, 2026.

SECTION TWO
AMENDMENT

This Certificate of Amendment amends Article IV of the Certificate of Formation and any amendments thereto, to effect a one (1) for ten (10) reverse stock split of the Corporation’s (A) Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (B) Class B common stock, par value $0.0001 per share (“Class B Common Stock”, and, together with the Class A Common Stock, the “Common Stock”), whereby, automatically at the Effective Time (as defined below) and without any further action by the Corporation or any shareholder of the Corporation pursuant to the TBOC, each ten (10) issued and outstanding shares of Class A Common Stock shall be combined into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock and each ten (10) issued and outstanding shares of Class B Common Stock shall be combined into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock.

Section A of Article IV of the Certificate of Formation is hereby amended by adding a new paragraph 5 as follows:

“5. Reverse Stock Split. At the Effective Time of this Certificate of Amendment automatically and without any further action by the Corporation or any shareholder of the Corporation, (i) each ten (10) shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock, and (ii) each ten (10) shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock (collectively, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. If the Reverse Stock Split would otherwise result in a shareholder being entitled to receive a fractional share of Class A Common Stock or Class B Common Stock, the aggregate number of shares of the applicable class that such shareholder would otherwise be entitled to receive shall be rounded up to the next whole share at no additional cost to such shareholder. For shares held through The Depository Trust Company (“DTC”), the determination of fractional share interests and the rounding described in the preceding sentence shall be made at the DTC-participant level. The Reverse Stock Split shall not reduce or otherwise affect the number of shares of Class A Common Stock or Class B Common Stock that the Corporation is authorized to issue or the par value per share of either class. Notwithstanding Section A.1(b)(i) of this Article IV, the Corporation is authorized to issue such additional whole shares of Common Stock as may be necessary to give effect to the rounding of fractional shares in connection with the Reverse Stock Split.”

SECTION THREE
STATEMENT OF APPROVAL

This Certificate of Amendment to the Certificate of Formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

SECTION FOUR
EFFECTIVENESS OF FILING

This Certificate of Amendment shall become effective on [●], [●] at [●], Central Time (the “Effective Time”).

SECTION FIVE
EXECUTION

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

IN WITNESS WHEREOF, I have hereunto set my hand, this [●] day of [●], 2026.

By:	[●]
Name:	Maximilian Martin
Title:	Chief Executive Officer